Exhibit 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	666 Third Avenue New York, New York 10017 212-935-3000 212-983-3115 fax www.mintz.com

                October 12, 2010

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

Ladies and Gentlemen:

We have acted as counsel to Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended (the “Act”), 2,293,860 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share (“Common Stock”), to be offered by the selling securityholders named in the Registration Statement. The Shares are issuable upon the exercise of certain Series B Warrants (the “Series B Warrants”) of the Company issued to certain investors on March 16, 2007.

We have examined the Registration Statement, a form of the share certificate for the Common Stock and a form of the Series B Warrants. We have also reviewed such corporate and other records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized by the Company and, if and when paid for and issued and delivered in accordance with the terms of the Series B Warrants, will be validly issued, fully paid and non-assessable.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Boston | Washington | New York | Stamford | Los Angeles | London | Palo Alto | San Diego

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Cleveland BioLabs, Inc.
October 12, 2010

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
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